UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
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Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

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SYNERGY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)
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COLORADO (State or other jurisdiction of incorporation or organization)	001-35245 (Commission File Number)	20-2835920 (I.R.S. Employer Identification Number)

1625 Broadway, Suite 300
Denver, Colorado 80202

Registrant’s telephone number, including area code: (720) 616-4300

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets:  On October 22, 2015, Synergy Resources Corporation ("Synergy" or the "Company") filed a Current Report on Form 8-K (the "Initial Form 8-K") to report the completion of the acquisition of interests in 29 non-operated horizontal wells and approximately 4,300 net acres of oil and gas leasehold interests and related assets in the D-J Basin of Colorado (the "Acquired Operating Assets") from K.P. Kauffman Company, Inc. (the "Seller").

At closing, the Seller received cash consideration of $35.0 million and 4,418,413 shares of the Company's common stock, valued at $49.8 million. Assumption of certain liabilities increased the preliminary purchase price to $85.2 million.  The original purchase price of $78.0 million was adjusted to reflect customary closing adjustments and a change in the value of the Company's common stock from $9.73 per share to $11.28 per share, and may be further adjusted for additional customary post-closing adjustments.

This amendment to the Initial Form 8-K amends and supplements Item 9.01 of the Initial Form 8-K to provide the historical financial statements and pro forma financial information that were not filed with the Initial Form 8-K and that are required to be filed by this amendment.

Item 9.01   Financial Statement and Exhibits.

(a)	Financial statements of business acquired

Attached hereto are the following:

•	Independent Auditor's Report from EKS&H LLLP

•	Audited Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2014 and 2013

•	Unaudited Statements of Revenues and Direct Operating Expenses for the six months ended June 30, 2015 and 2014

•	Notes to the Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2014 and 2013, and for the six months ended June 30, 2015 and 2014

•	Unaudited Supplemental Oil and Gas Reserve Information as of December 31, 2014 and 2013

(b)	Pro forma financial information

Attached hereto are the Unaudited Pro Forma Condensed Combined Balance Sheet as of August 31, 2015 and Condensed Combined Statement of Operations for the twelve months ended August 31, 2015, and the related notes showing the pro forma effects of the Company's acquisition of the Acquired Operating Assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY RESOURCES CORPORATION

Date: December 18, 2015	By:	/s/ James H. Henderson
James H. Henderson, Chief Financial Officer